Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Aeries Technology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A ordinary shares, par value $0.0001 per share	457(c) and 457(h)	2,227,899	$0.7705(3)	$1,716,596.18	0.00013810	$237.07
Total Offering Amount					$1,716,596.18		$237.07
Total Fee Offsets							----
Net Fee Due							$237.07

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) also covers an additional indeterminate number of additional Class A ordinary shares, par value $0.0001 per share (“Ordinary Shares”) of Aeries Technology, Inc. (the “Registrant”), which may be offered and issued under the Aeries Technology, Inc. 2023 Equity Incentive Plan, as amended (the “Plan”), by reason of any stock dividends, stock splits, recapitalizations or other similar transactions effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Ordinary Shares.
(2)	Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act.
(3)	The amount to be registered represents shares of Ordinary Shares reserved for future award grants under the Plan. The corresponding proposed maximum offering price per share, estimated solely for the purposes of calculating the registration fee under Rule 457(h) of the Securities Act is based on the average of the high and low sales prices per share of the Ordinary Shares as reported on the Nasdaq Capital Market on June 2, 2026.